FOR IMMEDIATE RELEASE
January 14, 1999
Contact:  TCI Media Relations, Katina Vlahadamis or LaRae
Marsik (303) 267-5273
        TCI Investor Relations, Dennis Sienko or Julie
Goldsmith, (303) 267-5048


                 TCI AND TCIC PLAN TO MERGE


ENGLEWOOD, CO - Tele-Communications, Inc. (TCI) announced today that it will merge TCI Communications, Inc. (TCIC) into TCI in anticipation of the TCI merger with AT&T Corp.'s (AT&T) subsidiary, Italy Merger Corp. The merger of TCIC into TCI is contingent upon and is expected to close immediately prior to the AT&T merger.

As a result, all assets and liabilities of TCIC will be assumed in full by TCI, including TCIC's public debt. In addition, when the merger of TCI and AT&T is completed, holders of TCIC's Cumulative Exchangeable Preferred Stock,
Series A (TCICP), will receive 1.6437 shares of AT&T Common
Stock in exchange for each share of TCICP. This ratio is equal to the exchange ratio of 2.1190 multiplied by the merger exchange ratio of 0.7757 shares of AT&T Common Stock for each share of Tele-Communications, Inc. Series A TCI
Group Common Stock (TCOMA). All other public financial securities issued by subsidiaries of TCIC will otherwise remain unaffected.

The merger of TCIC into TCI is not expected to have a material effect upon the current published debt ratings of TCIC.

Tele-Communications, Inc. is traded through the TCI Group, the TCI Ventures Group and the Liberty Media Group common stocks. The Series A and Series B TCI Group common stocks are traded on the National Market tier of the Nasdaq Stock Market under the symbols of TCOMA and TCOMB, respectively.




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